Exhibit 4.4

SECOND SUPPLEMENTAL INDENTURE

RSI HOME PRODUCTS, INC.
AND EACH OF THE GUARANTORS PARTY HERETO
6½% SENIOR SECURED SECOND LIEN NOTES DUE 2023
_____________________________
SECOND SUPPLEMENTAL INDENTURE
Dated as of February 9, 2018
To
INDENTURE
Dated as of March 16, 2015,
As amended and supplemented by a
Supplemental Indenture dated as of December 15, 2017
_____________________________
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Trustee and as Collateral Agent

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 9, 2018, among RSI Home Products, Inc., a Delaware corporation (the “Company”), the Guarantors (as defined in the Base Indenture referred to herein) and Wells Fargo Bank, National Association, as Trustee and as Collateral Agent (the “Trustee”).
RECITALS OF THE COMPANY
WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of March 16, 2015 (the “Base Indenture”), providing for the issuance by the Company of its 6½% Senior Secured Second Lien Notes due 2023 (the “Notes”), and a Supplemental Indenture to the Base Indenture dated as of December 15, 2017 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”);
WHEREAS, pursuant to the Offer to Purchase and Consent Solicitation Statement, dated January 29, 2018 (as amended or supplemented from time to time, the “Statement”), the Company is offering to purchase for cash up to $460,000,000 in aggregate principal amount of the Notes (the “Tender Offer”) and is soliciting consents from Holders of Notes (the “Consent Solicitation”) (i) to amend the Base Indenture (a) to eliminate most of the restrictive covenants and certain events of default contained in the Base Indenture and to reduce the notice period required in connection with a redemption of the Notes (the “Proposed Majority Amendments”) and (b) to eliminate certain covenants and other provisions relating to the security for the Notes contained in the Base Indenture (the “Proposed Release Amendments” and, together with the Proposed Majority Amendments, the “Proposed Amendments”) and (ii) to release all of the collateral securing the obligations of the Company and the Guarantors under the Notes in accordance with the terms of the Base Indenture (the “Proposed Release”);
WHEREAS, pursuant to Section 9.2 of the Base Indenture, the Company, the Guarantors and the Trustee may amend or supplement the Base Indenture and the Notes (i) to effect the Proposed Majority Amendments with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes (the “Majority Amendments Requisite Consents”) and (ii) to effect the Proposed Release Amendments with the consent of the Holders of at least 66⅔% in aggregate principal amount of the Notes then outstanding (the “Release Requisite Consents”);
WHEREAS, pursuant to Section 10.3 of the Base Indenture, the Note Liens will, automatically and without the need for any further action, be released pursuant to Article IX of the Base Indenture with the consent of the Holders of at least 66⅔% in aggregate principal amount of the Notes then outstanding to the Proposed Release;
WHEREAS, the Holders of at least 66⅔% in aggregate principal amount of the Notes then outstanding have duly and validly consented to the Proposed Amendments set forth in this Supplemental Indenture and to the Proposed Release in accordance with Section 9.2 of the Base Indenture and Section 10.3 of the Base Indenture;
WHEREAS, having obtained the consent to the Proposed Release of at least 66⅔% in aggregate principal amount of the Notes then outstanding, the Notes Liens are released, automatically and without the need for any further action by any Person, pursuant to Section 10.3 of the Base Indenture;
WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) one or more board resolutions of the Board of Directors of the Company and each Guarantor authorizing the execution and delivery of this Supplemental Indenture, (ii) evidence of receipt of the Release Requisite Consents and (iii) the Officers’ Certificate and the Opinion of Counsel described in Sections 9.6, 13.3 and 13.4 of the Indenture; and
WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed.
NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:
It is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:
ARTICLE I
AMENDMENTS TO THE
INDENTURE AND THE NOTES
Section 1.1    Amendments to the Base Indenture.

(a)	Amendments to Sections 3.1 and 3.3 of the Base Indenture.

(i)	Section 3.1 of the Base Indenture is hereby amended by deleting the phrase “at least thirty (30) days” and replacing it with the phrase “at least three (3) Business Days”.

(ii)	Section 3.3 of the Base Indenture is hereby amended by deleting the phrase “at least 30 days” and replacing it with the phrase “at least three (3) Business Days”.

(b)
Amendments to Article IV of the Base Indenture. The Base Indenture is hereby amended by deleting the title and text of the following Sections of Article IV of the Base Indenture, each in its entirety, and inserting in lieu thereof the word “[Reserved.]” after each such section number: Section 4.3 Provision of Financial Information; Section 4.4 Compliance Certificate; Section 4.6 Stay, Extension and Usury Laws; Section 4.7 Limitation on Restricted Payments; Section 4.8 Limitation on Dividends and Other Payments Affecting Restricted Subsidiaries; Section 4.9 Limitation on Incurrence of Debt; Section 4.10 Limitation on Asset Sales; Section 4.11 Limitation on Transactions with Affiliates; Section 4.12 Limitation on Liens; Section 4.14, Offer to Purchase upon Change of Control; Section 4.15 Maintenance of Collateral and Corporate Existence; Section 4.18 Additional Note Guarantees; Section 4.19 Limitation on Creation of Unrestricted Subsidiaries; Section 4.20 Further Assurances; Section 4.21 Covenant Suspension; and Section 4.22 After Acquired Property.

(c)	Amendments to Section 5.1 of the Base Indenture. Section 5.1 of the Base Indenture is hereby amended as follows:

(i)
by deleting the text of clauses (ii), (iii), (v) and (vi) of Section 5.1 of the Base Indenture, each in its entirety, and inserting in lieu thereof the word “[Reserved.]” after each such clause number; and

(ii)	by deleting the penultimate paragraph and the last paragraph of Section 5.1 of the Base Indenture, each in its entirety.

(d)	Amendments to Section 6.1 of the Base Indenture. Section 6.1 of the Base Indenture is hereby amended as follows:

(i)
by deleting the text of the clauses (5), (6), (7) and (9) of Section 6.1 of the Base Indenture, each in its entirety, and inserting in lieu thereof the word “[Reserved.]” after each such clause number; and

(ii)	by deleting the last sentence of the final paragraph of Section 6.1 of the Base Indenture.

(e)
Amendments to Article X of the Base Indenture. The Base Indenture is hereby amended by deleting the title of Article X and inserting in lieu thereof the word “[Reserved.]”, and by deleting the title, section number and text of each Section of Article X, each in its entirety.

Section 1.2    Amendments to the Notes.

(a)	Section 8 of the Notes is hereby amended by deleting the phrase “at least thirty (30) days” and replacing it with the phrase “at least three (3) Business Days”.

(b)
Section 12, Defaults and Remedies, of the Notes is hereby amended by deleting the text of clauses (5), (6), (7) and (9) of such Section 12 of the Notes, each in its entirety, and inserting in lieu thereof the word “[Reserved.]” after each such clause number.

(c)	The Notes further are hereby amended to delete all provisions inconsistent with the amendments to the Base Indenture made pursuant to Section 1.1 of this Supplemental Indenture.
Section 1.3    Conforming Changes; Deletion of Definitions.

(a)
Any and all references to the foregoing section, subsections, clauses and paragraphs, or the text thereof, and any and all obligations thereunder, are hereby deleted in their entirety (i) throughout the Base Indenture, the First Supplemental Indenture and the Notes, and the same shall be of no further force and effect, and (ii) in the Table of Contents to the Base Indenture and replaced with the word “[Reserved.]”.

(b)
Section 1.1 Definitions of the Base Indenture is hereby amended by deleting from such Section 1.1 those terms and their respective definitions and section references that, by virtue of the amendments set forth in Sections 1.1, 1.2 and 1.3(a) of this Supplemental Indenture, are no longer used in the Indenture or the Notes as amended hereby, and by deleting all references throughout the Indenture and the Notes to such defined terms and section references.

ARTICLE II
MISCELLANEOUS PROVISIONS
Section 2.1    Effect of this Supplemental Indenture.
The provisions of this Supplemental Indenture shall be effective upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the amendments to the Indenture and the Notes set forth in Article I of this Supplemental Indenture shall become operative automatically in respect of all the Notes upon, and simultaneously with, the delivery on the earlier to occur of (i) the Initial Payment Date and (ii) the Final Payment Date (each as defined in the Statement), by or on behalf of the Company, of the aggregate consideration due and payable for all Notes purchased pursuant to the Tender Offer on such Initial Payment Date or Final Payment Date, as the case may be (the “Aggregate Tender and Consent Consideration”), to the Holder of the Notes, in accordance with the terms and conditions set forth in the Statement, provided that at least 66⅔% in aggregate principal amount of the Notes then outstanding are so purchased. If the Aggregate Tender and Consent Consideration is not paid on the earlier of the Initial Payment Date and the Final Payment Date in accordance with the terms and conditions set forth in the Statement, this Supplemental Indenture shall not become operative and shall be null and void.
Except as amended hereby, the Indenture is in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control.

Section 2.2    Capitalized Terms.
Capitalized terms used herein without definition shall have the meanings assigned to them in the Base Indenture.
Section 2.3    Successors.
All covenants and agreements in this Supplemental Indenture by the Company and the Guarantors shall bind its successors and assigns, whether so expressed or not.
Section 2.4    Separability Clause.
In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 2.5    Governing Law.
THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
Section 2.6    Counterparts.
This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
Section 2.7    Interpretation.
The recitals contained herein shall be taken as the statements of the Company, and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or the proper authorization or the due execution thereof by the Company. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture applicable to it, whether or not elsewhere herein so provided.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first above written.

THE COMPANY:

RSI HOME PRODUCTS, INC.

By:    _/s/ S. Cary Dunston____________________________
Name: S. Cary Dunston
Title: Chairman, President and Chief Executive Officer

GUARANTORS:

RSI HOME PRODUCT SALES, INC.
RSI HOME PRODUCTS MANAGEMENT, INC.
RSI HOME PRODUCTS MANUFACTURING, INC.

By:    _/s/ S. Cary Dunston____________________________
Name: S. Cary Dunston
Title: Chairman, President and Chief Executive Officer

PROFESSIONAL CABINET SOLUTIONS

By:    __/s/ S. Cary Dunston___________________________
Name: S. Cary Dunston
Title: Chairman, President and Chief Executive Officer

TRUSTEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
not in its individual capacity but solely as Trustee

By:    _/s/ Maddy Hughes_________________________
Name: Maddy Hughes
Title: Vice President

COLLATERAL AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
not in its individual capacity but solely as Collateral Agent

By:    __/s/ Maddy Hughes________________________
Name: Maddy Hughes
Title: Vice President